Exhibit 99.2

Acuity Brands, Inc.

Management Compensation and Incentive Plan

Fiscal Year 2007 Plan Rules for Executive Officers

On August 23, 2006, the Compensation Committee of the Board of Directors of Acuity Brands, Inc. adopted plan rules for potential cash bonuses to be earned by executive officers for fiscal year 2007 under the Corporation’s Management Compensation and Incentive Plan. The plan rules for each executive officer consist of a target bonus amount, stated as a percentage of gross salary, subject to the application of negative discretion by the Committee. The target bonus is based on achievement of specified financial performance measures, and the actual bonus earned increases above target or decreases below target based on the level of achievement of the financial performance measures, with no bonus payable (other than possible discretionary bonuses) if financial performance is below a specified threshold level.

The performance measures consist of specified targets for:

Headquarters-Based Executive Officers

•	Diluted Earnings per Share, computed by dividing net income by diluted weighted average number of shares outstanding.

•	Consolidated EBIT Margin, calculated as earnings before interest and taxes divided by net sales; and

•	Cash Flow, calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Executive Officers Serving as Business Unit Presidents

•	Business Unit Operating Profit, including the effect of asset impairments and gains or losses on sales of property or business, and excluding miscellaneous other income or expense;

•	Business Unit Operating Profit Margin, calculated as operating profit (as defined above) divided by net sales; and

•	Business Unit Cash Flow, calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Achievement of performance levels is determined by the Compensation Committee following the completion of the fiscal year and amounts are subject to the application of negative discretion by the Committee.

The target percentage of gross salary applied to the actual bonus earned is based on competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies and is as follows for executive officers of the Corporation:

Executive Vice President, Acuity Brands, Inc. and President and Chief Executive Officer, Acuity Lighting Group, Inc.	65%

Other Executive Vice Presidents, Acuity Brands, Inc.	60%

Senior Vice President, Acuity Brands, Inc.	50%

The target bonus percentage for the Chief Executive Officer of Acuity Brands, Inc. will be determined by the Compensation Committee during the first quarter of fiscal year 2007.